Exhibit 10.2

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (the “Agreement”) or sometimes referred to as (the ”Purchase”) is made and effective as of this 28th day of March 27, 2012 (“Effective Date”), by and between EASTERN WORLD SOLUTIONS, INC. a Nevada corporation, (“Purchaser”) and WHITEBOARD LABS, LLC, a Texas limited liability company (“Seller”). Purchaser and Seller are sometimes referred to collectively as “Parties” or individually as “Party.”

RECITALS

WHEREAS, Seller is the beneficial owner of 680,343 Units of membership interest in MotionNotes, LLC a Texas limited liability company;

WHEREAS,Purchaser desires to purchase from Seller the seller’s ownership in MotionNotes, LLC a Texas Limited Liability Company for the total sum of $2.00 per membership interest (“Unit”); and

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and intending to be legally bound, the parties hereto agree as follows:

1.	Purchaser, pursuant to the terms of a certain Licensing Agreement acknowledges receipt of the sum of One Hundred Fifty Thousand Dollars ($150,000.00) and Seller shall consider such payment to include consideration for this Purchase Agreement. Purchaser will conclude this purchase on or before October 1, 2012 (“Purchase Period"). The Seller shall not refund the payment if the Purchaser defaults in the Licensing Agreement.

2.	Seller further agrees to credit all software development payments toward the total purchase price during the nine month period up to a maximum of Three Hundred Fifty Thousand Dollars ($350,000.00).

3.	Purchaser has the exclusive right to Purchase from the Seller all of its ownership in MotionNotes, LLC a Texas limited Liability Company during the Period commencing on the effective date through the Termination Date. At Seller’s election, payment maybe made in the form of cash or a combination of cash and stock, less all software development payments paid to Seller.

4.	At purchase, Purchaser will enter into a perpetual, royalty-free license to Whiteboard Labs, LLC for the use of Seller’s technology i.e. MotionNotes 2.0, MotionNotes Mobile Version 1.0, and all other versions of MotionNotes software then completed for use in the Hotel and Lodging industry. The hotel and travel industry shall be defined as the business of providing, on a rental basis, overnight or extended lodging and accommodations to individuals to utilize hotels, motels, houses, townhomes, condominiums, apartments and the like as well as services related to non-commercial airlines, cruise lines, restaurants and rental cars.

5.	The Purchase Period (as referenced in paragraph 1. above) commences on March 27, 2012 and will remain in effect until October 1st, 2012, and thereupon terminate. The Purchase Period may be extended at the mutual consent of the parties.

6.	Purchaser and Seller agree to the timely delivery and execution of all required documentation.

7.	Upon written notification by the Purchaser its intent to Purchase during the Purchase Period; Purchaser and Seller agree to the timely delivery and execution of all required documentation and the Purchaser agrees to fund the full purchase price within thirty (30) days of purchase.

8.	Prior to the purchase and upon notification to the seller and in order to comply with SEC requirements; the Seller shall fully support the process of securing audited financial statements of MotionNotes, LLC, which shall be delivered no later than 15 days prior to the acquisition of all of the seller’s ownership by the purchaser. The parties understand that the Purchaser shall be responsible for the selection of and the full payment to the auditor.

9.	Upon execution of the Licensing Agreement and this Purchase Agreement, the Seller agrees to confirm that MotionNotes is the sole Seller of the subject software and technology and related trademark(s), (as stated in prior materials and documents) both Whiteboard Labs, LLC, a Texas limited liability company (“Whiteboard”) , and James Whitney (shown as the inventor on the abandoned patent application) (“Whitney”) will sign on or before the execution of the agreements, assignments of all rights, title and interest in and to MotionNotes Version 1.0 and 2.0, MotionNotes Mobile Version 1.0 and all other versions of the MotionNotes software and technology to MotionNotes, LLC.

10.	This Purchase Agreement is exclusive and non-assignable and exists solely for the benefit of the named parties above. Should Purchaser attempt to assign, convey, delegate, or transfer this Purchase Agreement without the Seller’s express written permission, any such attempt shall be deemed null and void.

11.	At Purchase each party shall pay their respective customary closing costs. When Purchaser Purchases all of the Sellers ownership in MotionNotes LLC, then Purchaser and Seller agree to sign and complete a Member Interest Purchase Agreement, and consummate the sale on its terms.

12.	Seller makes no representations or warranties as to the availability of financing regarding this Purchase. Purchaser is solely responsible for obtaining financing in order to exercise this Purchase.

13.	If Purchaser defaults under this Purchase Agreement or the Licensing Agreement, Seller may terminate this Purchase agreement by giving written notice of the termination.

14.	For this Purchase Agreement to be enforceable and effective during the Purchase Period, the Purchaser and Seller must comply with all terms and conditions of the Licensing Agreement.

15.	In order to comply with SEC requirements Purchaser may record this Purchase Agreement as part of any public filing.

16.	Nothing contained in this agreement without expressed mutual consent of the Parties shall be deemed to give any authority the power, or right to alter, change, amend, modify, add to, or subtract from any of the provisions contained herein.

17.	It is agreed that this agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Texas.

18.	This agreement constitutes the entire agreement between the parties and any prior understanding or representation of any kind preceding the date of this agreement shall not be binding upon either party except to the extent incorporated in this agreement.

19.	Any modification of this agreement or additional obligation assumed by either party in connection with this agreement shall be binding only if evidenced in writing signed by each party or an authorized representative of each party.

20.	Any notice provided for or concerning this agreement shall be in writing and be deemed sufficiently given when sent by certified or registered mail if sent to the respective address of each party as set forth at the beginning of this agreement.

21.	This agreement shall be binding upon and inure to the benefit of the parties, their successors, assigns and personal representatives.

Signature Page Follows

IN WITNESS WHEREOF, intending to be legally bound, the duly authorized officers or managers of the Parties have executed and delivered this Agreement as of the Effective Date.

SELLER:

Whiteboard Labs, LLC

By: /s/Rodrigo Jimenez
Rodrigo Jimenez, its Manager

Date:3 /27 /2012

PURCHASER:

Eastern World Solutions, Inc.

By: /s/Richard C. Fox
Richard C. Fox, its CEO

Date: 3 / 27 /12